Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054	Contact:
www.svb.com	Meghan O'Leary
Investor Relations
For release at 1:00 P.M. (Pacific Time)	IR@SVB.com
January 20, 2022	(408) 654-6364

NASDAQ: SIVB
SVB FINANCIAL GROUP ANNOUNCES 2021 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS
Board of Directors declared a quarterly dividend on Series A, B, C, D and E Preferred Stock
SANTA CLARA, Calif. — January 20, 2022 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the fourth quarter and year ended December 31, 2021.
Consolidated net income available to common stockholders for the fourth quarter of 2021 was $371 million, or $6.22 per diluted common share, compared to $365 million, or $6.24 per diluted common share, for the third quarter of 2021 and $388 million, or $7.40 per diluted common share, for the fourth quarter of 2020. Consolidated net income available to common stockholders for the year ended December 31, 2021 was $1.8 billion, or $31.25 per diluted common share, compared to $1.2 billion, or $22.87 per diluted common share, for the comparable 2020 period. Included in the consolidated net income available to common stockholders for the three months and year ended December 31, 2021 are merger-related charges of $27 million and $129 million, or $0.34 and $1.68 per diluted common share, respectively. Net income available to common stockholders for the year ended December 31, 2021 also included a day one provision on non-purchased credit deteriorated loans and unfunded credit commitments acquired from Boston Private of $46 million, or $0.60 per diluted common share, incurred in the third quarter of 2021.
“Our fourth quarter was a strong finish to an exceptional year of growth driven by outstanding client liquidity, with continued robust balance sheet and core fee income growth, excellent credit quality, and healthy market-related gains," said Greg Becker, President and CEO of SVB Financial Group. "Against this backdrop, we are starting 2022 on strong footing: our client markets remain vibrant, despite ongoing pandemic-related challenges and concerns over rising inflation; we are firing on all cylinders in terms of client acquisition and execution of our strategy. If interest rate increases materialize as the markets predict, we would expect them to significantly add to our earnings on top of our already positive 2022 outlook, while opening up additional investment opportunities.”
Highlights of our fourth quarter 2021 results (compared to third quarter 2021, unless otherwise noted) included:
•Average loans of $62.6 billion, an increase of $3.3 billion (or 5.5 percent).
•Period-end loans of $66.3 billion, an increase of $4.8 billion (or 7.8 percent).
•Average fixed income investment securities of $111.7 billion, an increase of $17.9 billion (or 19.1 percent).
•Period-end fixed income investment securities of $125.4 billion, an increase of $20.1 billion (or 19.0 percent).
•Average total client funds (on-balance sheet deposits and off-balance sheet client investment funds) increased $36.0 billion (or 10.1 percent) to $390.6 billion, which includes an increase in average on-balance sheet deposits of $19.7 billion (or 12.0 percent).
•Period-end total client funds increased $27.9 billion (or 7.5 percent) to $399.3 billion, which includes an increase in period-end on-balance sheet deposits of $18.0 billion (or 10.5 percent).
•Issuance of $1.0 billion in depositary shares representing ownership interests in shares of Series D Preferred Stock resulting in net proceeds of approximately $988 million.
•Issuance of $600 million in depositary shares representing ownership interests in shares of Series E Preferred Stock resulting in net proceeds of approximately $593 million.
•Issuance of $650 million of 1.800% Senior Notes due October 2026.
•Period-end Private Bank Assets Under Management (“AUM”) of $19.6 billion, flat from the prior quarter.
•Net interest income (fully taxable equivalent basis) of $947 million, an increase of $88 million (or 10.2 percent).
•Provision for credit losses was $48 million, compared to $21 million.

•Net loan charge-offs of $1 million, or 1 basis point of average total loans (annualized) compared to $11 million, or 7 basis points.
•Noninterest income of $561 million, a decrease of $111 million (or 16.5 percent). Non-GAAP core fee income increased $12 million (or 5.9 percent) to $216 million. Non-GAAP SVB Leerink revenue increased $38 million (or 35.5 percent) to $145 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)
•Net gains on investment securities of $100 million compared to $189 million. Non-GAAP net gains on investment securities, net of noncontrolling interests, were $86 million, compared to $101 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)
•Net gains on equity warrant assets of $69 million, compared to $147 million.
•Noninterest expense of $902 million, an increase of $23 million (or 2.6 percent).
•Operating efficiency ratio of 60.1 percent, compared to 57.7 percent. The decline in our operating efficiency is due to the increase in noninterest expense, driven primarily by higher compensation and benefits expense and the decrease in noninterest income, driven primarily by lower net gains on investment securities and net gains on equity warrant assets in the fourth quarter of 2021.
•Acquisition of MoffettNathanson LLC, a technology equity research firm, on December 10, 2021.

Coronavirus Disease 2019 ("COVID-19") Pandemic Update
During the fourth quarter of 2021, our overall credit trends remained stable, and our business and clients continued to demonstrate remarkable resilience and growth despite the continuing challenges of the COVID-19 pandemic, including the recent spread of the Omicron variant of COVID-19. We continue to carefully monitor the broader economic environment, which could be impacted by the continued spread of the Omicron variant, the emergence of new variants, vaccination mandates, delays in vaccination programs and the integration of vaccine booster shots into those programs, vaccination rates, potential government-imposed lockdowns, and related supply chain constraints and inflationary pressures. We continue to manage through these challenges with a focus on supporting our clients, employees and communities.

Fourth Quarter and Full-Year 2021 Summary

(Dollars in millions, except share data, employees and ratios)	Three months ended					Year ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Income statement:
Diluted earnings per common share	$6.22	$6.24	$9.09	$10.03	$7.40	$31.25	$22.87
Net income available to common stockholders	371	365	502	532	388	1,770	1,191
Net interest income	939	852	728	660	592	3,179	2,157
Provision (reduction) for credit losses (1) (2)	48	21	35	19	(38)	123	220
Noninterest income	561	672	761	744	622	2,738	1,840
Noninterest expense	902	879	653	636	665	3,070	2,035
Non-GAAP core fee income (3)	216	204	172	159	156	751	603
Non-GAAP core fee income plus SVB Leerink revenue (3)	361	311	292	325	307	1,289	1,084
Non-GAAP SVB Leerink revenue (3)	145	107	120	166	151	538	481
Fully taxable equivalent:
Net interest income (3) (4)	$947	$859	$735	$665	$597	$3,207	$2,173
Net interest margin	1.91%	1.95%	2.06%	2.29%	2.40%	2.02%	2.67%
Balance sheet:
Average total assets	$204,760	$182,690	$150,717	$124,815	$103,754	$166,011	$85,792
Average loans, amortized cost	62,573	59,291	49,812	46,281	41,525	54,547	37,266
Average available-for-sale securities	24,154	23,290	24,358	28,248	28,114	24,996	18,653
Average held-to-maturity securities	87,579	70,512	47,914	25,295	13,289	58,030	13,113
Average noninterest-bearing demand deposits	122,789	109,638	91,530	73,233	61,663	99,461	50,193
Average interest-bearing deposits	60,273	53,754	42,230	37,375	30,774	48,486	24,823
Average total deposits	183,062	163,392	133,760	110,608	92,437	147,947	75,016
Average short-term borrowings	145	99	39	12	10	74	401
Average long-term debt	2,380	1,936	1,604	1,162	843	1,775	632
Period-end total assets	211,478	190,996	163,399	142,347	115,511	211,478	115,511
Period-end loans, amortized cost	66,276	61,487	50,754	47,675	45,181	66,276	45,181
Period-end available-for-sale securities	27,221	22,984	23,876	25,986	30,913	27,221	30,913
Period-end held-to-maturity securities	98,195	82,365	59,992	41,165	16,592	98,195	16,592
Period-end non-marketable and other equity securities	2,543	2,485	1,943	1,858	1,802	2,543	1,802
Period-end noninterest-bearing demand deposits	125,851	115,388	101,259	84,440	66,519	125,851	66,519
Period-end interest-bearing deposits	63,352	55,794	44,579	39,710	35,463	63,352	35,463
Period-end total deposits	189,203	171,182	145,838	124,150	101,982	189,203	101,982
Period-end short-term borrowings	121	97	34	39	21	121	21
Period-end long-term debt	2,570	1,925	1,834	1,338	844	2,570	844
Off-balance sheet:
Average client investment funds	$207,578	$191,286	$174,327	$151,579	$133,105	$181,193	$117,380
Period-end client investment funds	210,086	200,234	183,167	163,882	141,053	210,086	141,053
Period-end assets under management	19,646	19,565	—	—	—	19,646	—
Total unfunded credit commitments	43,698	40,259	36,385	33,987	31,982	43,698	31,982
Earnings ratios:
Return on average assets (annualized) (5)	0.72%	0.79%	1.34%	1.73%	1.49%	0.84%	1.39%
Return on average SVBFG common stockholders’ equity (annualized) (6)	11.80	12.47	21.69	27.04	20.23	17.10	16.83
Asset quality ratios:
Allowance for credit losses for loans as a % of total loans	0.64%	0.65%	0.78%	0.82%	0.99%	0.64%	0.99%
Allowance for credit losses for performing loans as a % of total performing loans	0.58	0.59	0.71	0.74	0.87	0.58	0.87
Gross loan charge-offs as a % of average total loans (annualized) (2)	0.06	0.13	0.12	0.83	0.22	0.25	0.28
Net loan charge-offs as a % of average total loans (annualized) (2)	0.01	0.07	0.10	0.79	0.09	0.21	0.20
Other ratios:
Operating efficiency ratio (7)	60.13%	57.68%	43.85%	45.31%	54.79%	51.88%	50.92%
Total cost of deposits (annualized) (8)	0.04	0.05	0.04	0.04	0.04	0.04	0.08
SVBFG CET 1 risk-based capital ratio	12.11	12.73	11.93	12.18	11.04	12.11	11.04
Bank CET 1 risk-based capital ratio	14.92	14.68	13.66	12.93	10.70	14.92	10.70
SVBFG tier 1 risk-based capital ratio	16.11	15.37	14.95	14.01	11.89	16.11	11.89
Bank tier 1 risk-based capital ratio	14.92	14.68	13.66	12.93	10.70	14.92	10.70
SVBFG total risk-based capital ratio	16.61	15.87	15.53	14.62	12.64	16.61	12.64

Bank total risk-based capital ratio	15.44	15.21	14.26	13.56	11.49	15.44	11.49
SVBFG tier 1 leverage ratio	7.93	7.77	7.77	8.01	7.45	7.93	7.45
Bank tier 1 leverage ratio	7.24	7.30	6.96	7.20	6.43	7.24	6.43
Period-end loans, amortized cost, to deposits ratio	35.03	35.92	34.80	38.40	44.30	35.03	44.30
Average loans, amortized cost, to average deposits ratio	34.18	36.29	37.24	41.84	44.92	36.87	49.68
Book value per common share (9)	$214.30	$208.53	$176.10	$163.25	$151.86	$214.30	$151.86
Tangible book value per common share (3) (10)	205.20	200.01	172.44	159.50	147.92	205.20	147.92
Other statistics:
Average full-time equivalent ("FTE") employees	6,431	6,024	4,808	4,601	4,419	5,466	4,040
Period-end full-time equivalent ("FTE") employees	6,567	6,208	4,932	4,656	4,461	6,567	4,461

(1)This metric for the quarter ended September 30, 2021 and year ended December 31, 2021 includes a post-combination provision of $46 million to record the allowance for credit losses for non-PCD loans and unfunded credit commitments acquired from Boston Private.
(2)This metric for the quarter ended March 31, 2021 and year ended December 31, 2021 includes the impact of an $80 million charge-off related to potentially fraudulent activity discussed in previous filings.
(3)To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of these non-GAAP measures to the most closely related GAAP measures is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”
(4)Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 21.0 percent. The taxable equivalent adjustments were $8 million for the quarter ended December 31, 2021, $7 million for the quarter ended September 30, 2021, $7 million for the quarter ended June 30, 2021, $6 million for the quarter ended March 31, 2021 and $4 million for the quarter ended December 31, 2020. The taxable equivalent adjustments were $28 million and $16 million for the year ended December 31, 2021 and December 31, 2020, respectively.
(5)Ratio represents annualized consolidated net income available to common stockholders divided by average assets.
(6)Ratio represents annualized consolidated net income available to common stockholders divided by average SVB Financial Group ("SVBFG") common stockholders’ equity.
(7)Ratio is calculated by dividing noninterest expense by total net interest income plus noninterest income.
(8)Ratio represents annualized total cost of deposits and is calculated by dividing interest expense from deposits by average total deposits.
(9)Book value per common share is calculated by dividing total SVBFG common stockholders’ equity by total outstanding common shares.
(10)Tangible book value per common share is calculated by dividing tangible common equity by total outstanding common shares. Tangible common equity is a non-GAAP measure defined under the section “Use of Non-GAAP Financial Measures.”

Investment Securities
Our investment securities portfolio is comprised of: (i) our available-for-sale ("AFS") and held-to-maturity ("HTM") securities portfolios, each consisting of fixed income investments which are managed to earn an appropriate portfolio yield over the long-term while maintaining sufficient liquidity and addressing our asset/liability management objectives; and (ii) our non-marketable and other equity securities portfolio, which represents investments managed as part of our funds management business as well as public equity securities held as a result of equity warrant assets exercised. Our total average fixed income investment securities portfolio increased $17.9 billion, or 19.1 percent, to $111.7 billion for the quarter ended December 31, 2021 compared to the third quarter of 2021. Our total period-end fixed income investment securities portfolio increased $20.1 billion, or 19.0 percent, to $125.4 billion at December 31, 2021. Our period-end non-marketable and other equity securities portfolio was consistent with the prior quarter at $2.5 billion ($2.2 billion net of noncontrolling interests) at December 31, 2021, compared to the third quarter of 2021.
The weighted-average duration of our total fixed income securities portfolio was 4.0 years at December 31, 2021 and 4.5 years at September 30, 2021. The total notional value of our pay-fixed, receive-floating interest rate swap fair value hedge contracts for AFS securities was $10.7 billion as of December 31, 2021. The weighted-average duration of our total fixed income securities portfolio, including the impact of our fair value swaps, was 3.7 years at December 31, 2021 and 4.0 years at September 30, 2021.
AFS Securities
Average AFS securities were $24.2 billion for the fourth quarter of 2021 compared to $23.3 billion for the third quarter of 2021. Period-end AFS securities were $27.2 billion at December 31, 2021 compared to $23.0 billion at September 30, 2021. The increases in both average and period-end AFS securities were driven by purchases of $6.8 billion, partially offset by sales of AFS securities of $1.4 billion and paydowns and maturities of $877 million. The weighted-average duration of our AFS securities portfolio was 3.5 years at December 31, 2021 and 3.8 years at September 30, 2021. The weighted-average duration of AFS securities portfolio including the impact of our fair value swaps was 2.4 years at December 31, 2021 and 2.3 years at September 30, 2021.
HTM Securities
Average HTM securities were $87.6 billion for the fourth quarter of 2021, compared to $70.5 billion for the third quarter of 2021. Period-end HTM securities were $98.2 billion at December 31, 2021 compared to $82.4 billion at September 30, 2021. The increases in both average and period-end HTM securities were driven by purchases of $20.4 billion, partially offset by $4.4 billion in paydowns and maturities during the quarter. The weighted-average duration of our HTM securities portfolio was 4.1 years at December 31, 2021 and 4.7 years at September 30, 2021.

Loans
Average loans increased by $3.3 billion to $62.6 billion for the fourth quarter of 2021, compared to $59.3 billion for the third quarter of 2021. Period-end loans increased $4.8 billion to $66.3 billion at December 31, 2021, compared to $61.5 billion at September 30, 2021. Average and period-end loan growth came primarily from our Global Fund Banking, Technology Banking and Private Bank loan portfolios.
The following table provides a summary of our loans at amortized cost basis broken out by class of financing receivable. Prior period amounts have been reclassified to conform to current period presentation.

(Dollars in millions)	December 31, 2021	September 30, 2021	December 31, 2020
Global fund banking	$37,958	$34,120	$25,543
Investor dependent
Early stage	1,593	1,550	1,486
Growth stage	3,951	3,827	3,486
Total investor dependent	5,544	5,377	4,972
Cash flow dependent - SLBO	1,798	1,895	1,989
Innovation C&I	6,673	5,916	5,136
Private bank	8,743	8,370	4,901
CRE	2,670	2,753	—
Premium wine	985	980	1,053
Other C&I	1,257	1,259	—
Other	317	252	28
PPP	331	565	1,559
Total loans	$66,276	$61,487	$45,181
Net Interest Income and Margin
Net interest income, on a fully taxable equivalent basis, was $947 million for the fourth quarter of 2021, compared to $859 million for the third quarter of 2021. The $88 million increase from the third quarter of 2021 to the fourth quarter of 2021 was attributable primarily to the following:
•An increase of $66 million in interest income from our fixed income investment securities reflective primarily of a $17.9 billion increase in average fixed income securities.
•An increase of $25 million in interest income from loans due primarily to $3.3 billion in average loan growth.
Net interest margin, on a fully taxable equivalent basis, was 1.91 percent for the fourth quarter of 2021, compared to 1.95 percent for the third quarter of 2021. The 4 basis point decrease in our net interest margin was due primarily to the overall shift in balance sheet growth into lower yielding fixed income investment securities.
For the fourth quarter of 2021, approximately 91 percent, or $56.9 billion, of our average loans were variable-rate loans that adjust at prescribed measurement dates. Of our variable-rate loans, approximately 68 percent are tied to prime-lending rates and 32 percent are tied to LIBOR.
With the December 31, 2021, cessation of most global LIBOR rates including the 1-week and 2-month USD LIBOR tenors, SVB is offering products tied to alternate reference rates for clients today across USD (SOFR), GBP (SONIA), and EUR (€STR). For USD, SVB supports Term SOFR (1-,3-, and 6-month tenors) and Daily Simple SOFR conventions. We are currently focused on legacy contracts and continued migration away from LIBOR to alternate reference rates. SVB does not expect any material changes in net interest income or net interest expense from product spread adjustments as a result of offering alternative reference rates.

Credit Quality
The following table provides a summary of our allowance for credit losses for loans, unfunded credit commitments and HTM securities:

	Three months ended			Year ended
(Dollars in millions, except ratios)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Allowance for credit losses for loans, beginning balance	$398	$396	$513	$448	$305
Day one impact of adopting CECL	—	—	—	—	25
Initial allowance on PCD loans	—	22	—	22	—
Provision (reduction) for loans (1) (2)	25	(9)	(57)	66	190
Gross loan charge-offs (2)	(9)	(19)	(23)	(138)	(103)
Loan recoveries	8	8	13	24	29
Foreign currency translation adjustments	—	—	2	—	2
Allowance for credit losses for loans, ending balance	$422	$398	$448	$422	$448
Allowance for credit losses for unfunded credit commitments, beginning balance	149	120	102	121	68
Day one impact of adopting CECL	—	—	—	—	23
Provision for unfunded credit commitments (1)	22	29	19	50	30
Allowance for credit losses for unfunded credit commitments, ending balance (3)	$171	$149	$121	$171	$121
Allowance for credit losses for HTM securities, beginning balance	6	5	—	—	—
Provision for HTM securities	1	1	—	7	—
Allowance for credit losses for HTM securities, ending balance (4)	$7	$6	$—	$7	$—
Ratios and other information:
Provision (reduction) for loans as a percentage of period-end total loans (annualized)	0.15%	(0.06)%	(0.51)%	0.10%	0.42%
Gross loan charge-offs as a percentage of average total loans (annualized)	0.06	0.13	0.22	0.25	0.28
Net loan charge-offs as a percentage of average total loans (annualized)	0.01	0.07	0.09	0.21	0.20
Allowance for credit losses for loans as a percentage of period-end total loans	0.64	0.65	0.99	0.64	0.99
Provision (reduction) for credit losses (1)	$48	$21	$(38)	$123	$220
Period-end total loans	66,276	61,487	45,181	66,276	45,181
Average total loans	62,573	59,291	41,525	54,547	37,266
Allowance for credit losses for nonaccrual loans	35	33	54	35	54
Nonaccrual loans	84	114	104	84	104

(1)The provision for credit losses for the quarter ended September 30, 2021 and year ended December 31, 2021 includes $46 million recognized as a result of the Boston Private acquisition, which consists of a $44 million provision for loan losses related to non-PCD loans and a $2 million provision for unfunded commitments.
(2)Metrics for the year ended December 31, 2021 include the impact of an $80 million charge-off related to potentially fraudulent activity discussed in previous filings.
(3)The “allowance for credit losses for unfunded credit commitments” is included as a component of “other liabilities.”
(4)The "allowance for credit losses for HTM securities" is included as a component of HTM securities and presented net in our consolidated financial statements.

Our allowance for credit losses for loans increased $24 million to $422 million at December 31, 2021, compared to $398 million at September 30, 2021. The $24 million increase was driven primarily by an increase of $20 million in our performing reserves for loan growth and a $2 million increase in reserves for nonaccrual loans. As a percentage of total loans, our allowance for credit losses for loans decreased 1 basis point to 0.64 percent at December 31, 2021, compared to 0.65 percent at September 30, 2021.
The provision for credit losses was $48 million for the fourth quarter of 2021, consisting of the following:
•A provision for credit loss for loans of $25 million, driven primarily by a $20 million provision for loan growth, and an increase of $8 million for charge-offs not previously reserved for. These increases were partially offset by an $8 million reduction for recoveries.
•A provision for credit loss for unfunded credit commitments of $22 million, driven primarily by commitment growth.
•A provision for credit losses for HTM securities of $1 million, driven primarily by the continued growth of our corporate bond portfolio in the fourth quarter of 2021.

Gross loan charge-offs were $9 million for the fourth quarter of 2021, of which $8 million was not specifically reserved for at September 30, 2021. Gross loan charge-offs were partly driven by a $3 million charge-off from one Investor Dependent - Growth Stage client. The remaining $5 million gross loan charge-offs were driven primarily by our Investor Dependent and Innovation C&I loan portfolios.
Nonaccrual loans were $84 million at December 31, 2021, compared to $114 million at September 30, 2021. Our nonaccrual loan balance decreased $30 million driven primarily by $59 million in repayments, which were partially offset by $31 million of new nonaccrual loans. Of the $59 million in repayments, $22 million was from one Investor Dependent - Later Stage client and $14 million from one CRE client. In addition, we received partial payment for a $17 million Premium Wine loan that in turn enabled the remaining balance to be upgraded and restored to accrual. The $31 million of new nonaccrual loans was driven primarily by clients in our Private Bank and Investor Dependent - Early Stage portfolios. Nonperforming loans, which includes nonaccrual loans of $84 million as well as $7 million of loans past due 90 days or more still accruing interest, as a percentage of total loans decreased 5 basis points to 0.14 percent for the fourth quarter of 2021, compared to 0.19 percent for the third quarter of 2021.
The allowance for credit losses for nonaccrual loans increased $2 million to $35 million in the fourth quarter of 2021. The increase was due primarily to $10 million in additional reserves for nonaccrual loans, partially offset by $8 million in repayments. The additional reserves were driven primarily by our Investor Dependent clients, including $3 million from one Investor Dependent - Early Stage client. Repayments were driven primarily by clients in our Investor Dependent and Investor C&I portfolios, including $4 million from one Investor Dependent - Early Stage client.
Client Funds
Our Total Client Funds consist of the sum of both our on-balance sheet deposits and off-balance sheet client investment funds. The following tables provide a summary of our average and period-end on-balance sheet deposits and off-balance sheet client investment funds:

Average On-Balance Sheet Deposits and Off-Balance Sheet Client Investment Funds (1)(2)

	Average balances for the
	Three months ended			Year ended
(Dollars in millions)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Interest-bearing deposits	$60,273	$53,754	$30,774	$48,486	$24,823
Noninterest bearing demand deposits	122,789	109,638	61,663	99,461	50,192
Total average on-balance sheet deposits	$183,062	$163,392	$92,437	$147,947	$75,015

Sweep money market funds	$108,350	$97,590	$58,212	$88,913	$50,828
Managed client investment funds (3)	84,188	79,400	64,006	78,450	56,473
Repurchase agreements	15,040	14,296	10,887	13,830	10,079
Total average off-balance sheet client investment funds	$207,578	$191,286	$133,105	$181,193	$117,380

Period-end On-Balance Sheet Deposits and Off-Balance Sheet Client Investment Funds (1)(2)

	Period-end balances at
(Dollars in millions)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Interest-bearing deposits	$63,352	$55,794	$44,579	$39,710	$35,463
Noninterest-bearing demand deposits	125,851	115,388	101,259	84,440	66,519
Total period-end on-balance sheet deposits	$189,203	$171,182	$145,838	$124,150	$101,982

Sweep money market funds	$109,241	$105,163	$90,402	$75,328	$59,844
Managed client investment funds (3)	85,475	81,503	78,698	75,970	70,671
Repurchase agreements	15,370	13,568	14,067	12,584	10,538
Total period-end off-balance sheet client investment funds	$210,086	$200,234	$183,167	$163,882	$141,053

(1)Off-Balance sheet client investment funds are maintained at third-party financial institutions.
(2)Off-Balance sheet client investment funds exclude Private Bank AUM beginning in the third quarter of 2021.
(3)These funds represent investments in third-party money market mutual funds and fixed income securities managed by SVB Asset Management.

The increases in our average and period-end Total Client Funds from the third quarter of 2021 to the fourth quarter of 2021 reflect growth in both on-balance sheet deposits and off-balance sheet client investments. We saw Total Client Funds growth across all portfolios, with the primary contributor coming from our Technology Banking portfolio, driven by continued strong private fundraising activity.
Private Bank Assets Under Management ("AUM")
AUM consists of the Private Bank's client investment account balances and generates fee income included in our new financial statement line item "Wealth management and trust fees" included in our consolidated statements of income. The following table summarizes the activity relating to AUM for the three months ended December 31, 2021 and September 30, 2021:

	Three months ended
(Dollars in millions)	December 31, 2021	September 30, 2021
Beginning balance (1)	$19,565	$1,667
Assets acquired (2)	—	17,980
Net flows	(891)	(31)
Market returns	972	(51)
Ending balance	$19,646	$19,565

(1)Beginning balance as of September 30, 2021, represents Private Bank assets under management previously reported in off-balance sheet managed client investment funds above.
(2)Represents AUM acquired from the acquisition of Boston Private on July 1, 2021.
Noninterest Income
Noninterest income was $561 million for the fourth quarter of 2021, compared to $672 million for the third quarter of 2021. The decrease in noninterest income was driven by lower net gains on investment securities and net gains on equity warrant assets, partially offset by increases in investment banking revenue and total core fees.
Items impacting noninterest income for the fourth quarter of 2021 were as follows:
Net gains on investment securities
The following tables provide a summary of non-GAAP net gains on investment securities, net of noncontrolling interests, for the three months ended December 31, 2021 and September 30, 2021, respectively:

	Three months ended December 31, 2021
(Dollars in millions)	Managed Funds of Funds	Managed Direct Venture Funds	Managed Credit Funds	Public Equity Securities	Sales of AFS Securities	Strategic and Other Investments	SVB Leerink	Total
GAAP gains (losses) on investment securities, net	$16	$2	$2	$(32)	$32	$62	$18	$100
Less: income attributable to noncontrolling interests, including carried interest allocation	5	—	1	—	—	—	8	14
Non-GAAP gains (losses) on investment securities, net of noncontrolling interests	$11	$2	$1	$(32)	$32	$62	$10	$86

	Three months ended September 30, 2021
(Dollars in millions)	Managed Funds of Funds	Managed Direct Venture Funds	Managed Credit Funds	Public Equity Securities	Strategic and Other Investments	SVB Leerink	Total
GAAP gains (losses) on investment securities, net	$109	$5	$7	$(39)	$51	$56	$189
Less: income attributable to noncontrolling interests, including carried interest allocation	53	—	1	—	—	34	88
Non-GAAP gains (losses) on investment securities, net of noncontrolling interests (1)	$56	$5	$6	$(39)	$51	$22	$101

(1)Three months ended September 30, 2021 includes gains and losses from debt funds and AFS security sales of less than $1 million.

Non-GAAP net gains on investment securities, net of noncontrolling interests, of $86 million for the fourth quarter of 2021 was driven primarily by gains in our strategic and other investments portfolio and gains from sales of AFS fixed income securities, partially offset by valuation decreases in our public equity securities portfolio. The strategic and other investments portfolio gains were driven primarily by unrealized gains from one strategic investment.

Net gains on equity warrant assets
The following table provides a summary of our net gains on equity warrant assets:

	Three months ended			Year ended
(Dollars in millions)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Equity warrant assets:
Gains on exercises, net	$44	$91	$95	$446	$179
Terminations	—	(1)	—	(2)	(2)
Changes in fair value, net	25	57	49	116	60
Total net gains on equity warrant assets	$69	$147	$144	$560	$237
Net gains on equity warrant assets for the fourth quarter of 2021 included $44 million of gains on exercises driven primarily by IPO activity during the quarter. The $25 million in net valuation increases were driven by our private company portfolio reflective primarily of pricing updates and pending exit activity.
At December 31, 2021, we held warrants in 2,831 companies with a total fair value of $277 million. Warrants in 47 companies each had fair values greater than $1 million and collectively represented $140 million, or 50.5 percent, of the fair value of the total warrant portfolio at December 31, 2021.
Overall, net gains on investment securities and net gains on equity warrant assets had an exceptional year for 2021. Combined, they totaled $1.3 billion ($1.1 billion net of noncontrolling interest) for the year ended December 31, 2021.
The gains (or losses) from investment securities from our non-marketable and other equity securities portfolio as well as our equity warrant assets resulting from changes in valuations (fair values) are currently unrealized, and the extent to which such gains (or losses) will become realized is subject to a variety of factors, including, among other things, performance of the underlying portfolio companies, investor demand for IPOs and SPACs, fluctuations in the underlying valuation of these companies, levels of M&A activity and legal and contractual restrictions on our ability to sell the underlying securities.
Non-GAAP core fee income plus non-GAAP SVB Leerink revenue
The following table provides a summary of our non-GAAP core fee income, non-GAAP SVB Leerink revenue and non-GAAP core fee income plus SVB Leerink revenue:

	Three months ended			Year ended
(Dollars in millions)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Non-GAAP core fee income:
Client investment fees	$20	$20	$25	$75	$132
Wealth management and trust fees	22	22	—	44	—
Foreign exchange fees	73	65	51	262	179
Credit card fees	38	34	25	131	98
Deposit service charges	30	29	23	112	90
Lending related fees	21	21	20	76	57
Letters of credit and standby letters of credit fees	12	13	12	51	47
Total non-GAAP core fee income	$216	$204	$156	$751	$603
Investment banking revenue	124	90	133	459	414
Commissions	21	17	18	79	67
Total non-GAAP SVB Leerink revenue	$145	$107	$151	$538	$481
Total non-GAAP core fee income plus SVB Leerink revenue	$361	$311	$307	$1,289	$1,084
Non-GAAP core fee income increased from the third quarter of 2021 to the fourth quarter of 2021 primarily reflective of increases in foreign exchange fees and credit card fees which both had record quarters. Foreign exchange fees increased $8 million driven primarily by increased private equity activity. Credit card fees increased $4 million due primarily to increased spending activity, new client growth and relationship expansion.

Non-GAAP SVB Leerink revenue increased $38 million from the third quarter of 2021 to the fourth quarter of 2021 reflective of an increase in deals led by SVB Leerink.
Reconciliations of our non-GAAP net gains on investment securities, non-GAAP core fee income, non-GAAP SVB Leerink revenue and non-GAAP core fee income plus SVB Leerink revenue are provided under the section “Use of Non-GAAP Financial Measures.”
Noninterest Expense
Noninterest expense was $902 million for the fourth quarter of 2021, compared to $879 million for the third quarter of 2021. The increase of $23 million from the prior quarter was attributable primarily to increases in our compensation and benefits expense and other noninterest expense, partially offset by a decrease in merger-related charges in the fourth quarter of 2021.
The following table provides a summary of our compensation and benefits expense:

	Three months ended			Year ended
(Dollars in millions, except employees)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Compensation and benefits:
Salaries and wages	$217	$195	$140	$721	$516
Incentive compensation plans	243	229	173	784	464
Other employee incentives and benefits (1)	137	124	103	510	338
Total compensation and benefits	$597	$548	$416	$2,015	$1,318
Period-end full-time equivalent employees	6,567	6,208	4,461	6,567	4,461
Average full-time equivalent employees	6,431	6,024	4,419	5,466	4,040

(1)Other employee incentives and benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), ESOP, warrant incentive and retention plans, agency fees and other employee-related expenses.
The $49 million increase in total compensation and benefits expense consists primarily of the following:

•An increase of $22 million in salaries and wages expense primarily due to an increase in FTEs across the organization as we continue to invest in our revenue-generating lines of business and support functions,
•An increase of $14 million in incentive compensation plans expense attributable to SVB Leerink, which had increased compensation accruals related to an increase in FTEs and higher revenues for the year, and
•An increase of $13 million in other employee incentives and benefits due primarily to higher share-based payment accruals reflective of reaching certain target performance metrics, increased employer payroll taxes and an increase in employee fringe benefits.
Other noninterest expense increased primarily due to higher investment banking expense driven by deal costs from increased SVB Leerink activity as well as higher miscellaneous expenses reflective primarily of an increase in charitable donations expense driven by year-end giving campaigns.
These increases were partially offset by a decrease in merger-related charges, which were higher in the third quarter of 2021 reflective of several Boston Private merger-related activities.
Income Tax Expense
Our effective tax rate was 26.4 percent for the fourth quarter of 2021, compared to 27.6 percent for the third quarter of 2021. Our effective tax rate is calculated by dividing income tax expense by the sum of income before income tax expense and net income attributable to noncontrolling interests. The decrease in our effective tax rate is primarily driven by a provision to return adjustment made during the fourth quarter related to our filed 2020 income tax returns.
SVBFG Stockholders’ Equity
Total SVBFG stockholders’ equity increased by $1.9 billion to $16.2 billion at December 31, 2021, compared to $14.3 billion at September 30, 2021, primarily due to $1.6 billion of capital raised related to our Series D and Series E Preferred Stock issuances and net income of $371 million during the fourth quarter of 2021.

Preferred Stock
Series A Preferred Stock
On January 20, 2022, the Company's Board of Directors declared a quarterly cash dividend of $13.125 per share (representing $0.328125 per depositary share) on the Series A Preferred Stock. The dividend is payable on February 15, 2022 to holders of record at the close of business on February 1, 2022.
Series B Preferred Stock
On January 20, 2022, the Company's Board of Directors declared a quarterly cash dividend of $1,025 per share (representing $10.25 per depositary share) on the Series B Preferred Stock. The dividend is payable on February 15, 2022 to holders of record at the close of business on February 1, 2022.
Series C Preferred Stock
On January 20, 2022, the Company's Board of Directors declared a quarterly cash dividend of $1,000 per share (representing $10 per depositary share) on the Series C Preferred Stock. The dividend is payable on February 15, 2022 to holders of record at the close of business on February 1, 2022.
Series D Preferred Stock
On January 20, 2022, the Company's Board of Directors declared a quarterly cash dividend of $1,263.194 per share (representing $12.631944 per depositary share) on the Series D Preferred Stock. The dividend is payable on February 15, 2022 to holders of record at the close of business on February 1, 2022.
Series E Preferred Stock
On January 20, 2022, the Company's Board of Directors declared a quarterly cash dividend of $1,396.944 per share (representing $13.969444 per depositary share) on the Series E Preferred Stock. The dividend is payable on February 15, 2022 to holders of record at the close of business on February 1, 2022.
SVB Financial and Bank Capital Ratios(1)

	December 31, 2021	September 30, 2021	December 31, 2020
SVB Financial:
CET 1 risk-based capital ratio	12.11%	12.73%	11.04%
Tier 1 risk-based capital ratio	16.11	15.37	11.89
Total risk-based capital ratio	16.61	15.87	12.64
Tier 1 leverage ratio	7.93	7.77	7.45
Tangible common equity to tangible assets ratio (2)	5.73	6.17	6.66
Tangible common equity to risk-weighted assets ratio (2)	12.01	12.71	11.87
Silicon Valley Bank:
CET 1 risk-based capital ratio	14.92%	14.68%	10.70%
Tier 1 risk-based capital ratio	14.92	14.68	10.70
Total risk-based capital ratio	15.44	15.21	11.49
Tier 1 leverage ratio	7.24	7.30	6.43
Tangible common equity to tangible assets ratio (2)	7.09	7.12	6.24
Tangible common equity to risk-weighted assets ratio (2)	15.09	14.98	11.58

(1)Regulatory capital ratios as of December 31, 2021 are preliminary.
(2)These are non-GAAP measures. A reconciliation of non-GAAP measures to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

December 31, 2021 Preliminary Results
As of December 31, 2021, our Tier 1 risk-based capital, total risk-based capital and Tier 1 leverage ratios for SVB Financial and our CET 1 risk-based, Tier 1 risk-based capital and total risk-based capital ratios for Silicon Valley Bank increased compared to September 30, 2021. The increases were due to growth in our capital outpacing growth in our risk-weighted and average assets. Capital for SVB Financial increased primarily due to the issuance of a total of $1.6 billion of preferred stock during the quarter as well as net income. The increase in capital for Silicon Valley Bank was primarily driven by a $1.0 billion downstream capital infusion from our bank holding company during the fourth quarter of 2021 and net income. The increase in our risk-weighted and average assets were driven by increases in our investment securities and loan portfolios. The decrease in our CET 1 risk-based capital ratio for SVB Financial was driven by the growth in our risk weighted assets which outpaced the growth in capital which excludes our preferred stock. The decrease in our Tier 1 leverage ratio for Silicon Valley Bank was driven by an increase in our average assets which outpaced the increase in our Tier 1 capital.
All of our reported capital ratios remain above the levels considered to be “well capitalized” under applicable banking regulations.

Financial Outlook for the Year Ending December 31, 2022
Our outlook for the year ending December 31, 2022 is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities based on management's assumptions and current expectations. Except for the items noted below, we do not provide an outlook for certain items (such as gains or losses from warrants and investment securities) where the timing or financial impact are particularly uncertain and/or subject to market or other conditions beyond our control (such as the level of IPO, SPAC, M&A or general financing activity), or for potential unusual or non-recurring items. The outlook and the underlying assumptions presented are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties, including risks and uncertainties related to the COVID-19 pandemic and related government actions, which are discussed below under the section “Forward-Looking Statements.” Actual results may differ. (For additional information about our financial outlook, please refer to Q4 2021 Earnings Slides. See "Additional Information" below.)
For the full year ending December 31, 2022, compared to our full year 2021 results, we currently expect the following outlook (please note that the outlook below does not include and/or take into account: (i) changes in interest rates, including, but not limited to, changes in the Federal Funds or alternative reference rates, (ii) material deterioration in the overall economy, or (iii) regulatory/policy changes under the current U.S. government administration, and includes management's updates to the preliminary 2022 outlook for selected items previously disclosed on October 21, 2021):

	Preliminary full year 2022 outlook compared to 2021 results (as of October 21, 2021)	Current full year 2022 outlook compared to 2021 results (as of January 20, 2022)
Average loan balances	Mid-twenties growth	Low thirties growth
Average deposit balances	Low forties growth	Low forties growth
Net interest income (1)	Mid-thirties growth	High thirties growth
Net interest margin (1)	1.90% — 2.00%	1.90% — 2.00%
Net loan charge-offs	0.20% — 0.40% of average loans	0.15% — 0.35% of average loans
Core fee income (client investment fees, wealth management and trust fees, foreign exchange fees, credit card fees, deposit service charges, lending related fees and letters of credit fees) (2)	Mid-twenties growth	Mid-twenties growth
SVB Leerink revenue (2)	$625 million — $675 million	$625 million — $675 million
Noninterest expense excluding merger-related charges (3) (4)	Low twenties growth	Low twenties growth
Effective tax rate (5)	25% — 27%	25% — 27%

(1)Our outlook for net interest income and net interest margin is based primarily on management's current forecast of average deposit and loan balances and deployment of surplus cash into investment securities. Such forecasts are subject to change, and actual results may differ, based on market conditions, the COVID-19 pandemic and its effects on the economic and business environments in which we operate, actual prepayment rates and other factors described under the section "Forward-Looking Statements" below.
(2)Core fee income and SVB Leerink revenue are each non-GAAP measures, which collectively represent noninterest income, but exclude certain line items where performance is typically subject to market or other conditions beyond our control. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP core fee income and non-GAAP SVB Leerink revenue to GAAP noninterest income for fiscal year ending 2021 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure. Core fee income does not include SVB Leerink revenue. SVB Leerink revenue represents investment banking revenue and commissions.
(3)Our outlook for noninterest expense is partly based on management's current forecast of performance-based incentive compensation expenses. Such forecasts are subject to change, and actual results may differ, based on our performance relative to our internal performance targets.
(4)We expect a total of approximately $40 million of pre-tax merger-related charges ($30 million in the first half of 2022 with the remainder in the second half of 2022).
(5)Our outlook for our effective tax rate is based on management's current assumptions with respect to, among other things, SVB Financial Group's earnings, state income tax levels, tax deductions and estimated performance-based compensation activity and does not include assumptions for potential future tax rate changes.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In addition, forward-looking statements generally can be identified by the use of such words as “becoming,” “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “assume,” “seek,” “expect,” “plan,” “intend,” the negative of such words or comparable terminology. In this release, including our CEO's statement and in the section “Financial Outlook for the Year Ending December 31, 2022,” we make forward-looking statements discussing management’s expectations for 2022 about, among other things, economic conditions; the continuing and potential effects of the COVID-19 pandemic; opportunities in the market; the outlook on our clients' performance; our financial, credit, and business performance, including loan growth, loan mix and loan yields; deposit growth; expense levels; our expected effective tax rate; accounting impacts; and financial results (and the components of such results).
Although we believe that the expectations reflected in our forward-looking statements are reasonable, we have based these expectations on our current beliefs as well as our assumptions, and such expectations may not prove to be correct. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside our control. Our actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements. Important factors that could cause our actual results and financial condition to differ from the expectations stated in the forward-looking statements include, among others:
•market and economic conditions (including inflation trends, interest rate volatility, the general condition of the capital and equity markets, and IPO, secondary offering, SPAC fundraising, M&A and financing activity levels) and the associated impact on us (including effects on client demand for our commercial and investment banking and other financial services, as well as on the valuations of our investments);
•the COVID-19 pandemic, including the emergence of the Omicron variant and its effects on the economic and business environments in which we operate, and its effects on our operations, including, as a result of, prolonged work-from-home arrangements;
•the impact of changes from the Biden-Harris administration and the U.S. Congress on the economic environment, capital markets and regulatory landscape, including monetary, tax and other trade policies, as well as changes in personnel at the bank regulatory agencies;
•changes in the volume and credit quality of our loans as well as volatility of our levels of nonperforming assets and charge-offs;
•the impact of changes in interest rates or market levels or factors affecting or affected by them, especially on our loan and investment portfolios;
•the adequacy of our allowance for credit losses and the need to make provisions for credit losses for any period;
•the sufficiency of our capital and liquidity positions;
•changes in the levels of our loans, deposits and client investment fund balances;
•changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets;
•variations from our expectations as to factors impacting our cost structure;
•changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity;
•variations from our expectations as to factors impacting the timing and level of employee share-based transactions;
•the occurrence of fraudulent activity, including breaches of our information security or cyber security-related incidents;
•business disruptions and interruptions due to natural disasters and other external events;
•the impact on our reputation and business from our interactions with business partners, counterparties, service providers and other third parties;
•the expansion of our business internationally, and the impact of international market and economic events on us;
•the effectiveness of our risk management framework and quantitative models;
•our ability to maintain or increase our market share, including through successfully implementing our business strategy and undertaking new business initiatives, including through the continuing integration of

Boston Private and the expansion of our private banking business and the growth and expansion of SVB Leerink, including entry into the technology investment banking sector;
•greater than expected costs or other difficulties related to the continuing integration of our business and that of Boston Private;
•variations from our expectations as to the amount and timing of business opportunities, growth prospects and cost savings associated with the acquisition of Boston Private;
•the inability to retain existing Boston Private clients and employees following the Boston Private acquisition;
•unfavorable resolution of legal proceedings or claims, as well as legal or regulatory proceedings or governmental actions;
•variations from our expectations as to factors impacting our estimate of our full-year effective tax rate;
•changes in applicable accounting standards and tax laws; and
•regulatory or legal changes and their impact on us.
The operating and economic environment during the fourth quarter continued to be impacted by the COVID-19 pandemic, including the emergence of the Omicron variant. Statements about the effects of the COVID-19 pandemic on our business, operations, financial performance and prospects may constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, potential variations of the virus, vaccination rates, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties and us.
For additional information about these and other factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including under the caption "Risk Factors" in our most recent Annual Report filed on Form 10-K. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.
Earnings Conference Call
On Thursday, January 20, 2022, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the quarter ended December 31, 2021. The conference call can be accessed by dialing (888) 330-3016 or (646) 960-0828 and entering the confirmation number "5682116". A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the audio webcast will also be available on www.svb.com for 12 months beginning on January 20, 2022.
Additional Information
For additional information about our business, financial results for the fourth quarter 2021 and financial outlook, please refer to our Q4 2021 Earnings Slides and Q4 2021 CEO Letter, which are available on the Investor Relations section of our website at www.svb.com. These materials should be read together with this release, and include important supplemental information including key considerations that may impact our financial outlook.
About SVB Financial Group
For nearly 40 years, SVB Financial Group (NASDAQ: SIVB) and its subsidiaries have helped innovative companies and their investors move bold ideas forward, fast. SVB Financial Group’s businesses, including Silicon Valley Bank, offer commercial, investment and private banking, asset management, private wealth management, brokerage and investment services and funds management services to companies in the technology, life science and healthcare, private equity and venture capital and premium wine industries. Headquartered in Santa Clara, California, SVB Financial Group operates in centers of innovation around the world. Learn more at www.svb.com.
SVB Financial Group is the holding company for all business units and groups © 2022 SVB Financial Group. All rights reserved. SVB, SVB FINANCIAL GROUP, SILICON VALLEY BANK, SVB LEERINK, MAKE NEXT HAPPEN NOW and the chevron device are trademarks of SVB Financial Group, used under license. Silicon Valley Bank is a member of the FDIC and the Federal Reserve System. Silicon Valley Bank is the California bank subsidiary of SVB Financial Group.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended			Year ended
(Dollars in millions, except share data)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Interest income:
Loans	$544	$519	$403	$1,966	$1,520
Investment securities:
Taxable	392	332	183	1,199	635
Non-taxable	33	28	19	106	61
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	6	5	3	18	26
Total interest income	975	884	608	3,289	2,242
Interest expense:
Deposits	21	19	9	62	60
Borrowings	15	13	7	48	25
Total interest expense	36	32	16	110	85
Net interest income	939	852	592	3,179	2,157
Provision (reduction) for credit losses	48	21	(38)	123	220
Net interest income after provision for credit losses	891	831	630	3,056	1,937
Noninterest income:
Gains on investment securities, net	100	189	150	761	421
Gains on equity warrant assets, net	69	147	144	560	237
Client investment fees	20	20	25	75	132
Wealth management and trust fees	22	22	—	44	—
Foreign exchange fees	73	65	51	262	179
Credit card fees	38	34	25	131	98
Deposit service charges	30	29	23	112	90
Lending related fees	21	21	20	76	57
Letters of credit and standby letters of credit fees	12	13	12	51	47
Investment banking revenue	124	90	133	459	414
Commissions	21	17	18	79	67
Other	31	25	21	128	98
Total noninterest income	561	672	622	2,738	1,840
Noninterest expense:
Compensation and benefits	597	548	416	2,015	1,318
Professional services	110	104	77	392	247
Premises and equipment	54	54	42	178	127
Net occupancy	23	25	45	83	101
Business development and travel	11	6	4	24	24
FDIC and state assessments	15	13	9	48	28
Merger-related charges	27	83	—	129	—
Other	65	46	72	201	190
Total noninterest expense	902	879	665	3,070	2,035
Income before income tax expense	550	624	587	2,724	1,742
Income tax expense	142	149	148	651	448
Net income before noncontrolling interests and dividends	408	475	439	2,073	1,294
Net income attributable to noncontrolling interests	(14)	(88)	(46)	(240)	(86)
Preferred stock dividends	(23)	(22)	(5)	(63)	(17)
Net income available to common stockholders	$371	$365	$388	$1,770	$1,191
Earnings per common share—basic	$6.32	$6.33	$7.49	$31.74	$23.05
Earnings per common share—diluted	6.22	6.24	7.40	31.25	22.87
Weighted average common shares outstanding—basic	58,702,618	57,722,890	51,817,077	55,762,874	51,684,595
Weighted average common shares outstanding—diluted	59,623,961	58,521,274	52,466,389	56,637,591	52,084,039

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in millions, except par value and share data)	December 31, 2021	September 30, 2021	December 31, 2020
Assets:
Cash and cash equivalents	$14,619	$18,940	$17,675
Available-for-sale securities, at fair value (cost $27,370, $22,919 and $30,245, respectively)	27,221	22,984	30,913
Held-to-maturity securities, at amortized cost and net of allowance for credit losses of $7, $6 and less than $1 (fair value of $97,227, $81,995 and $17,217), respectively	98,195	82,365	16,592
Non-marketable and other equity securities	2,543	2,485	1,802
Investment securities	127,959	107,834	49,307
Loans, amortized cost	66,276	61,487	45,181
Allowance for credit losses: loans	(422)	(398)	(448)
Net loans	65,854	61,089	44,733
Premises and equipment, net of accumulated depreciation and amortization	270	247	176
Goodwill	375	344	143
Other intangible assets, net	160	156	61
Lease right-of-use assets	313	312	210
Accrued interest receivable and other assets	1,928	2,074	3,206
Total assets	$211,478	$190,996	$115,511
Liabilities and total equity:
Liabilities:
Noninterest-bearing demand deposits	$125,851	$115,388	$66,519
Interest-bearing deposits	63,352	55,794	35,463
Total deposits	189,203	171,182	101,982
Short-term borrowings	121	97	21
Lease liabilities	388	390	259
Other liabilities	2,587	2,733	3,972
Long-term debt	2,570	1,925	844
Total liabilities	194,869	176,327	107,078
SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; 383,500 shares, 367,500 shares and 350,000 shares issued and outstanding, respectively	3,646	2,064	340
Common stock, $0.001 par value, 150,000,000 shares authorized; 58,748,469 shares, 58,677,483 shares and 51,888,463 shares issued and outstanding, respectively	—	—	—
Additional paid-in capital	5,157	5,100	1,585
Retained earnings	7,442	7,071	5,672
Accumulated other comprehensive (loss) income	(9)	65	623
Total SVBFG stockholders’ equity	16,236	14,300	8,220
Noncontrolling interests	373	369	213
Total equity	16,609	14,669	8,433
Total liabilities and total equity	$211,478	$190,996	$115,511
x

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Three months ended
	December 31, 2021			September 30, 2021			December 31, 2020
(Dollars in millions, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$22,112	$6	0.10%	$21,779	$5	0.10%	$15,904	$3	0.07%
Investment securities: (2)
Available-for-sale securities:
Taxable	24,154	68	1.13	23,290	69	1.17	28,114	102	1.45
Held-to-maturity securities:
Taxable	81,121	324	1.58	64,899	262	1.61	10,076	80	3.15
Non-taxable (3)	6,458	41	2.50	5,613	36	2.53	3,213	24	2.95
Total loans, amortized cost (4) (5)	62,573	544	3.45	59,291	519	3.47	41,525	403	3.86
Total interest-earning assets	196,418	983	1.99	174,872	891	2.02	98,832	612	2.46
Cash and due from banks	3,018			2,285			1,228
Allowance for credit losses: loans	(419)			(451)			(535)
Other assets (6)	5,743			5,984			4,229
Total assets	$204,760			$182,690			$103,754
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$4,612	$2	0.12%	$4,310	$1	0.14%	$4,442	$2	0.18%
Money market deposits	52,177	18	0.14	46,051	17	0.14	23,943	6	0.10
Money market deposits in foreign offices	972	—	0.01	1,039	—	0.01	502	—	0.18
Time deposits	1,431	1	0.29	1,245	1	0.32	609	1	0.42
Sweep deposits in foreign offices	1,081	—	0.01	1,109	—	0.01	1,278	—	0.03
Total interest-bearing deposits	60,273	21	0.14	53,754	19	0.14	30,774	9	0.12
Short-term borrowings	145	—	0.16	99	—	0.17	10	—	0.08
Long-term debt	2,380	15	2.53	1,936	13	2.66	843	7	3.38
Total interest-bearing liabilities	62,798	36	0.23	55,789	32	0.23	31,627	16	0.20
Portion of noninterest-bearing funding sources	133,620			119,083			67,205
Total funding sources	196,418	36	0.08	174,872	32	0.07	98,832	16	0.06
Noninterest-bearing funding sources:
Demand deposits	122,789			109,638			61,663
Other liabilities	3,153			3,279			2,316
Preferred stock	3,182			2,065			340
SVBFG common stockholders’ equity	12,470			11,613			7,637
Noncontrolling interests	368			306			171
Portion used to fund interest-earning assets	(133,620)			(119,083)			(67,205)
Total liabilities and total equity	$204,760			$182,690			$103,754
Net interest income and margin		$947	1.91%		$859	1.95%		$596	2.40%
Total deposits	$183,062			$163,392			$92,437
Average SVBFG common stockholders’ equity as a percentage of average assets			6.09%			6.36%			7.36%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(8)			(7)			(4)
Net interest income, as reported		$939			$852			$592

(1)Includes average interest-earning deposits in other financial institutions of $5.7 billion, $5.5 billion and $1.5 billion; and $16.1 billion, $15.9 billion and $12.7 billion deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate, for the quarters ended December 31, 2021, September 30, 2021 and December 31, 2020, respectively.
(2)Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income or loss.
(3)Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 21.0 percent for all periods presented.
(4)Nonaccrual loans are reflected in the average balances of loans.
(5)Interest income includes loan fees of $49 million, $43 million and $55 million for the quarters ended December 31, 2021, September 30, 2021 and December 31, 2020, respectively.
(6)Average investment securities of $2.7 billion, $3.0 billion and $2.3 billion for the quarters ended December 31, 2021, September 30, 2021 and December 31, 2020, respectively, were classified as other assets as they are noninterest-earning assets. These investments consist primarily of non-marketable and other equity securities.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Year ended
	December 31, 2021			December 31, 2020
(Dollars in millions, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$20,800	$18	0.08%	$12,252	$26	0.21%
Investment securities: (2)
Available-for-sale securities:
Taxable	24,996	334	1.34	18,653	337	1.81
Held-to-maturity securities:
Taxable	52,937	865	1.63	10,728	298	2.78
Non-taxable (3)	5,093	134	2.63	2,385	77	3.24
Total loans, amortized cost (4) (5)	54,547	1,966	3.60	37,266	1,520	4.08
Total interest-earning assets	158,373	3,317	2.09	81,284	2,258	2.77
Cash and due from banks	2,241			1,021
Allowance for credit losses for loans	(441)			(509)
Other assets (6)	5,838			3,996
Total assets	$166,011			$85,792
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$3,924	$5	0.12%	$2,874	$7	0.24%
Money market deposits	41,481	54	0.13	19,741	47	0.24
Money market deposits in foreign offices	918	—	0.02	330	—	0.09
Time deposits	994	3	0.31	336	2	0.56
Sweep deposits in foreign offices	1,169	—	0.01	1,542	4	0.27
Total interest-bearing deposits	48,486	62	0.13	24,823	60	0.24
Short-term borrowings	74	—	0.16	401	3	0.83
Long-term debt	1,775	48	2.70	632	22	3.45
Total interest-bearing liabilities	50,335	110	0.22	25,856	85	0.33
Portion of noninterest-bearing funding sources	108,038			55,428
Total funding sources	158,373	110	0.07	81,284	85	0.10
Noninterest-bearing funding sources:
Demand deposits	99,461			50,193
Other liabilities	3,660			2,168
Preferred stock	1,925			340
SVBFG common stockholders’ equity	10,353			7,080
Noncontrolling interests	277			155
Portion used to fund interest-earning assets	(108,038)			(55,428)
Total liabilities and total equity	$166,011			$85,792
Net interest income and margin		$3,207	2.02%		$2,173	2.67%
Total deposits	$147,947			$75,016
Average SVBFG stockholders’ equity as a percentage of average assets			6.24%			8.25%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(28)			(16)
Net interest income, as reported		$3,179			$2,157

(1)Includes average interest-earning deposits in other financial institutions of $4.6 billion and $1.1 billion for the years ended December 31, 2021 and December 31, 2020. The balance also includes $15.9 billion and $9.9 billion deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate for the year ended December 31, 2021 and December 31, 2020, respectively.
(2)Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income or loss.
(3)Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 21.0 percent for all periods presented.
(4)Nonaccrual loans are reflected in the average balances of loans.
(5)Interest income includes loan fees of $217 million and $191 million for the year ended December 31, 2021 and December 31, 2020, respectively.
(6)Average investment securities of $3.2 billion and $2.0 billion for the year ended December 31, 2021 and December 31, 2020, respectively, were classified as other assets as they are noninterest-earning assets. These investments consisted primarily of non-marketable and other equity securities.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended			Year ended
(Shares in thousands)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Weighted average common shares outstanding—basic	58,703	57,723	51,817	55,763	51,685
Effect of dilutive securities:
Stock options and employee stock purchase plan	286	268	195	283	151
Restricted stock units	635	530	454	592	248
Total effect of dilutive securities	921	798	649	875	399
Weighted average common shares outstanding—diluted	59,624	58,521	52,466	56,638	52,084
Credit Quality

(Dollars in millions, except ratios)	December 31, 2021	September 30, 2021	December 31, 2020
Nonaccrual, past due and restructured loans:
Nonaccrual loans	$84	$114	$104
Loans past due 90 days or more still accruing interest	7	3	—
Total nonperforming loans	91	117	104
OREO and other foreclosed assets	1	1	1
Total nonperforming assets	$92	$118	$105
Nonperforming loans as a percentage of total loans	0.14%	0.19%	0.23%
Nonperforming assets as a percentage of total assets	0.04	0.06	0.09
Allowance for credit losses for loans	$422	$398	$448
As a percentage of total loans	0.64%	0.65%	0.99%
As a percentage of total nonperforming loans	463.74	340.17	429.54
Allowance for credit losses for nonaccrual loans	$35	$33	$54
As a percentage of total loans	0.05%	0.06%	0.12%
As a percentage of total nonperforming loans	38.46	28.21	51.83
Allowance for credit losses for total performing loans	$387	$365	$394
As a percentage of total loans	0.58%	0.59%	0.87%
As a percentage of total performing loans	0.58	0.59	0.87
Total loans	$66,276	$61,487	$45,181
Total performing loans	66,185	61,370	45,077
Allowance for credit losses for unfunded credit commitments (1)	171	149	121
As a percentage of total unfunded credit commitments	0.39%	0.37%	0.38%
Total unfunded credit commitments (2)	$43,698	$40,259	$31,982

(1)The “allowance for credit losses for unfunded credit commitments” is included as a component of “other liabilities.”
(2)Includes unfunded loan commitments and letters of credit.

Use of Non-GAAP Financial Measures
To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP core fee income, non-GAAP SVB Leerink revenue, non-GAAP core fee income plus non-GAAP SVB Leerink revenue, non-GAAP net gains on investment securities, non-GAAP non-marketable and other equity securities and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.
We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests for which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.
Additionally, from time to time, we may make reference to the non-GAAP financial metric of Core EPS in our earnings call and other investor presentations. Non-GAAP Core EPS consists of our net income available to common stockholders less gains or losses on investment securities, equity warrant assets and income and expenses related to SVB Leerink, net of tax, divided by our diluted weighted average common shares outstanding. Our management believes this measure to be a useful assessment of our performance as it relates to our core business because it excludes certain financial items where performance is typically subject to market or other conditions beyond our control. A reconciliation of Core EPS to the closest corresponding GAAP measure is not available with respect to future goals due to our inability to provide a quantitative reconciliation to such measure.
In particular, in this press release, we use certain non-GAAP measures that exclude the following from net income and certain other financial line items in certain periods:
•Income and expense attributable to noncontrolling interests — As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of certain SVB Capital funds. The relevant amounts attributable to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests.” Our net income available to common stockholders/certain financial line items include only the portion of income or loss related to our ownership interest.
In addition, in this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from calculations that are otherwise required under GAAP, including:
•Non-GAAP core fee income plus SVB Leerink revenue — This measure represents noninterest income but excludes certain line items where performance is typically subject to market or other conditions beyond our control. We do not provide our outlook for the expected full year results for these excluded items, which include net gains or losses on investment securities, net gains or losses on equity warrant assets and other noninterest income items.
•Non-GAAP core fee income — This measure represents noninterest income but excludes certain line items where performance is typically subject to market or other conditions beyond our control, as well as our non-GAAP SVB Leerink revenue, and represents client investment fees, wealth management and trust fees, foreign exchange fees, credit card fees, deposit service charges, lending related fees and letters of credit and standby letters of credit fees. We do not provide our outlook for the expected full year results for these excluded items, which include net gains or losses on investment securities, net gains or losses on equity warrant assets and other noninterest income items.

•Non-GAAP SVB Leerink revenue — This measure represents noninterest income but excludes certain line items where performance is typically subject to market or other conditions beyond our control, as well as our non-GAAP core fee income, and represents investment banking revenue and commissions. We do not provide our outlook for the expected full year results for these excluded items, which include net gains or losses on investment securities, net gains or losses on equity warrant assets and other noninterest income items.
•Tangible common equity, or tangible book value, to tangible assets ratio; tangible common equity to risk-weighted assets ratio — These ratios are not required by GAAP or applicable bank regulatory requirements and are used by management to evaluate the adequacy of our capital levels. Risk-based capital guidelines require a minimum level of capital as a percentage of risk-weighted assets. Risk-weighted assets are calculated by assigning assets and off-balance sheet items to broad risk categories. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles, if any.

	Three months ended					Year ended
Non-GAAP core fee income plus SVB Leerink revenue, non-GAAP SVB Leerink revenue and non-GAAP core fee income (Dollars in millions)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
GAAP noninterest income	$561	$672	$761	$744	$622	$2,738	$1,840
Less: gains on investment securities, net	100	189	305	167	150	761	421
Less: net gains on equity warrant assets	69	147	122	222	144	560	237
Less: other noninterest income	31	25	42	30	21	128	98
Non-GAAP core fee income plus SVB Leerink revenue	$361	$311	$292	$325	$307	$1,289	$1,084
Investment banking revenue	124	90	103	142	133	459	414
Commissions	21	17	17	24	18	79	67
Less: non-GAAP SVB Leerink revenue	$145	$107	$120	$166	$151	$538	$481
Non-GAAP core fee income	$216	$204	$172	$159	$156	$751	$603

	Three months ended					Year ended
Non-GAAP net gains on investment securities, net of noncontrolling interests (Dollars in millions)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
GAAP net gains on investment securities	$100	$189	$305	$167	$150	$761	$421
Less: income attributable to noncontrolling interests, including carried interest allocation	14	88	113	25	46	240	86
Non-GAAP net gains on investment securities, net of noncontrolling interests	$86	$101	$192	$142	$104	$521	$334

	Period-end balances at
Non-GAAP non-marketable and other equity securities, net of noncontrolling interests (Dollars in millions)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
GAAP non-marketable and other equity securities	$2,543	$2,485	$1,943	$1,858	$1,802
Less: amounts attributable to noncontrolling interests	367	349	298	226	213
Non-GAAP non-marketable and other equity securities, net of noncontrolling interests	$2,176	$2,136	$1,645	$1,632	$1,589

	Period-end balances at
SVB Financial Group tangible common equity, tangible assets and risk-weighted assets (Dollars in millions, except ratios)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
GAAP SVBFG stockholders’ equity	$16,236	$14,300	$11,667	$9,895	$8,220
Less: preferred stock	3,646	2,064	2,064	1,079	340
Less: intangible assets	535	500	200	202	204
Plus: net deferred taxes on intangible assets	26	25	—	(1)	—
Tangible common equity	$12,081	$11,761	$9,403	$8,613	$7,676
GAAP total assets	$211,478	$190,996	$163,399	$142,347	$115,511
Less: intangible assets	535	500	200	202	204
Plus: net deferred taxes on intangible assets	26	25	—	(1)	—
Tangible assets	$210,969	$190,521	$163,199	$142,144	$115,307
Risk-weighted assets	$100,613	$92,511	$78,231	$71,059	$64,681
Tangible common equity to tangible assets	5.73%	6.17%	5.76%	6.06%	6.66%
Tangible common equity to risk-weighted assets	12.01	12.71	12.02	12.12	11.87

	Period-end balances at
Silicon Valley Bank tangible common equity, tangible assets and risk-weighted assets (Dollars in millions, except ratios)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Tangible common equity	$14,795	$13,404	$10,428	$8,766	$7,069
Tangible assets	$208,576	$188,329	$161,197	$140,231	$113,303
Risk-weighted assets	$98,015	$89,477	$75,795	$68,058	$61,023
Tangible common equity to tangible assets	7.09%	7.12%	6.47%	6.25%	6.24%
Tangible common equity to risk-weighted assets	15.09	14.98	13.76	12.88	11.58